Exhibit 5.1

                      Letterhead of Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-5100




                                                   December 11, 1998



Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California  92660-3095

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of 1,500,000 shares (the "Shares") of Common Stock, par value $1 per share, of the Company (including the associated Preferred Share Purchase Rights, the "Common Stock"), to be issued from time to time in connection with the Conexant Systems, Inc. Retirement Savings Plan (the "Plan"), we advise as follows:

                  As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and Amended By-Laws of the Company, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by the Company under the Securities Act with respect to the Shares to be issued from time to time in connection with the Plan (the "Registration Statement") and (ii) the corporate proceedings taken by the Company in connection with the authorization of the Shares to be issued from time to time in connection with the Plan. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity


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Conexant Systems, Inc.                -2-                      December 11, 1998


with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

                  On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement has become effective under the Securities Act, any Shares issued by the Company in connection with the Plan, when delivered in accordance with the provisions of the Plan, will, when so delivered, be legally and validly issued, fully paid and non-assessable.

                  We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

                  We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Tax Consequences" in the Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,

                                           CHADBOURNE & PARKE LLP